                                                                      Exhibit 4D

                   The Lincoln National Life Insurance Company

No-Lapse Enhancement Rider

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications. This rider consists of the No-Lapse Value provision, the No-Lapse Premium provision and the Guaranteed Paid-Up Death Benefit.

(1) No-Lapse Value Provision

Lapse Protection. The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the No-Lapse Value, less Indebtedness, is greater than zero.

Death Benefit Proceeds. If the No-Lapse Value, less Indebtedness, is greater than zero, Lincoln Life shall pay Death Benefit Proceeds no less than the Guaranteed Minimum Death Benefit less Indebtedness. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider.

Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by the Owner and used in determining the actual Death Benefit Proceeds provided by the rider. It may be decreased as described in the "Changes in Guaranteed Minimum Death Benefit" provision of this rider.

Guaranteed Minimum Death Benefit Percentage. The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of (a) the sum of the current policy Specified Amount and the current Term Specified Amount, if any or (b) the sum of the Initial Specified Amount and the Initial Term Specified Amount, if any. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

Changes in Guaranteed Minimum Death Benefit. If the sum of the policy Specified Amount and the Term Specified Amount is decreased so that the sum is below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the sum of the Specified Amount and the Term Specified Amount. The decrease will become effective on the same date as the decrease in Specified Amount. Subject to the provisions of this paragraph, decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by the Owner In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will not be allowed.

Funding Level. Funding Level is measured by dividing the No Lapse Value on the Monthly Anniversary Day by the sum of the policy Specified Amount and the Term Specified Amount, if any.

No-Lapse Value. The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

LR657                                                                     Page 1

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the "No-Lapse Premium Load" provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the "Interest Credited on No-Lapse Value" provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from Schedule 1 of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Policy Date will be the initial premium received less
(i) the No-Lapse Monthly Deduction for the first policy month and (ii) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

No-Lapse Monthly Deduction. The No-Lapse Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE 1 is the No-Lapse Cost of Insurance (as described in the "No-Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

CHARGE 2 is the No-Lapse Monthly Administrative Fee (as described in the "No-Lapse Monthly Administrative Fee" provision of this rider).

Interest Credited on No-Lapse Value. Lincoln Life will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.018538% (equivalent to a compounded annual rate of 7.0%).

No-Lapse Cost of Insurance. The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the Table of No-Lapse Factors attached to this rider.

No-Lapse Death Benefit Value. The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the death benefit provision of the policy using the No-Lapse Value in lieu of the Accumulation Value.

Fixed Account Allocation. The percentage of the policy Net Accumulation Value allocated to the Fixed Account, as initially selected on the application or subsequently changed by the Owner. The Fixed Account Allocation can impact the No-Lapse Value as described in the "Table of No-Lapse Factors".

                            Table of No-Lapse Factors

SPECIAL NOTE:  These monthly reference factors are based on the sex, Age, premium class of each Insured, duration and are based upon an actuarial formula that reflects one-alive and both-alive probabilities. The reference factors shown below reflect the amount of the Flat Extra Monthly Insurance Cost or the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

    Policy      Monthly     Policy     Monthly    Policy     Monthly    Policy     Monthly
     Year        Rate        Year        Rate      Year       Rate       Year       Rate
    ------      -------     ------     -------    ------     -------    ------     -------
       1        0.09751        2       0.12168       3       0.15586      4        0.18003
       5        0.20421        6       0.21421       7       0.23756      8        0.27007
       9        0.30259       10       0.33261      11       0.37764     12        0.42018
      13        0.46105       14       0.51109      15       0.55281     16        0.63707
      17        0.73638       18       0.84071      19       0.97178     20        1.12376

      21        1.23151       22       1.34848      23       1.47049     24        1.60089
      25        1.74052       26       1.89609      27       2.06927     28        2.26512
      29        2.48700       30       2.73412      31       3.00567     32        3.29499
      33        3.60377       34       3.93207      35       4.28831     36        4.68771
      37        5.14130       38       5.66272      39       6.26231     40        6.93020

      41        7.65397       42       8.41946      43       9.21667     44       10.03810
      45       10.90599       46      11.85387      47      12.90782     48       14.10279
      49       15.45351       50      16.92847      51      18.49589     52       20.12277
      53       21.79488       54      23.50479      55      25.25721     56       27.07366
      57       28.98832       58      31.07045      59      33.44130     60       36.48335

      61       40.87697       62      48.01022      63      60.77254     64       85.39234
      65       89.91826

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by a reduction factor if, at the appropriate Age, the Funding Level exceeds the level noted below.

              Funding                 Funding               Funding               Funding
     Age       Level         Age       Level        Age      Level       Age       Level
   ------     -------        ---      -------       ---     -------      ---      -------
   1 - 40       0.50%         41        0.50%        42       0.60%       43        0.70%
     44         0.80%         45        0.90%        46       1.00%       47        1.20%
     48         1.30%         49        1.40%        50       1.50%       51        1.60%
     52         1.70%         53        1.80%        54       2.00%       55        2.20%
     56         2.40%         57        2.60%        58       2.80%       59        2.90%

     60         3.00%         61        3.20%        62       3.40%       63        3.70%
     64         4.00%         65        4.40%        66       4.80%       67        5.30%
     68         5.80%         69        6.40%        70       7.00%       71        7.60%
     72         8.30%         73        9.00%        74      10.00%       75       11.00%
     76        12.00%         77       13.50%        78      15.00%       79       17.00%

     80        19.00%         81       21.00%        82      23.00%       83       25.00%
     84        30.00%         85       35.00%        86      40.00%       87       45.00%
     88+       50.00%

                                                                          Page 3

The reduction factor, if applicable, is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.

----------------------------------------------------------------------------------------------------------------------
    If the
  Guaranteed
    Minimum
 Death Benefit
 Percentage is:                               And the allocation to the Fixed Account is:
----------------------------------------------------------------------------------------------------------------------
                      0 to      10 to     20 to     30 to     40 to     50 to     60 to     70 to     80 to     90 to
                        9%        19%       29%       39%       49%       59%       69%       79%       89%      100%
----------------------------------------------------------------------------------------------------------------------
     0 - 70%:          0.210     0.208     0.207     0.206     0.205     0.204     0.203     0.202     0.201     0.200
----------------------------------------------------------------------------------------------------------------------
   70.01% - 80%:       0.250     0.241     0.234     0.229     0.226     0.224     0.223     0.222     0.221     0.220
----------------------------------------------------------------------------------------------------------------------
   80.01% - 90%:       0.300     0.286     0.274     0.269     0.266     0.264     0.263     0.262     0.261     0.260
----------------------------------------------------------------------------------------------------------------------
     90.01% or         0.350     0.330     0.315     0.310     0.307     0.305     0.303     0.302     0.301     0.300
       more:
----------------------------------------------------------------------------------------------------------------------

No-Lapse Premium Load. Lincoln Life will deduct a No-Lapse Premium Load of 20.0% from each premium payment in Policy Years 1 through 10 and 10.0% thereafter.

No-Lapse Monthly Administrative Fee. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the policy Guaranteed Minimum Death Benefit. The charge described in (b) will be determined using the table that follows.

               Monthly                Monthly               Monthly                Monthly
               Charge                 Charge                Charge                  Charge
    Policy       Per       Policy       Per       Policy      Per       Policy       Per
     Year       $1000       Year       $1000       Year      $1000       Year       $1000
    ------     -------     ------     -------     ------    -------     ------     -------
       1        0.002         2        0.003         3       0.003         4        0.003
       5        0.004         6        0.004         7       0.004         8        0.005
       9        0.006        10        0.007        11       0.008        12        0.008
      13        0.009        14        0.010        15       0.012        16        0.013
      17        0.015        18        0.018        19       0.021        20        0.024

      21        0.027        22        0.029        23       0.033        24        0.036
      25        0.039        26        0.043        27       0.048        28        0.053
      29        0.058        30        0.064        31       0.071        32        0.078
      33        0.087        34        0.096        35       0.105        36        0.116
      37        0.128        38        0.143        39       0.159        40        0.178

      41        0.198        42        0.220        43       0.243        44        0.267
      45        0.293        46        0.321        47       0.353        48        0.388
      49        0.429        50        0.473        51       0.522        52        0.572
      53        0.624        54        0.678        55       0.735        56        0.794
      57        0.858        58        0.926        59       1.044        60        1.103

      61        1.242        62        1.461        63       1.843        64        2.550
      65        3.913

On each Monthly Anniversary Day, the monthly charge per $1,000 is multiplied by a reduction factor, which is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.

----------------------------------------------------------------------------------------------------------------------
     If the
    Guaranteed
     Minimum
  Death Benefit
  Percentage is:                              And the allocation to the Fixed Account is:
----------------------------------------------------------------------------------------------------------------------
                      0 to      10 to     20 to     30 to     40 to     50 to     60 to     70 to     80 to     90 to
                        9%        19%       29%       39%       49%       59%       69%       79%       89%      100%
----------------------------------------------------------------------------------------------------------------------
     0 - 70%:          0.100     0.070     0.050     0.030     0.020     0.010     0.000     0.000     0.000     0.000
----------------------------------------------------------------------------------------------------------------------
   70.01% - 80%:       0.300     0.210     0.140     0.080     0.030     0.020     0.010     0.000     0.000     0.000
----------------------------------------------------------------------------------------------------------------------
   80.01% - 90%:       0.600     0.420     0.270     0.150     0.060     0.040     0.020     0.010     0.000     0.000
----------------------------------------------------------------------------------------------------------------------
     90.01% or         1.000     0.700     0.450     0.250     0.100     0.070     0.040     0.020     0.010     0.000
       more:
----------------------------------------------------------------------------------------------------------------------

(2)  No-Lapse Premium Provision

Lapse Protection The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as item (a) below at least equals item (b) below even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders (i.e. withdrawals), accumulated at 4% annual interest, and less any Indebtedness. Item (b) is the sum of the No-Lapse Premiums shown in the POLICY SPECIFICATIONS due since the Policy Date, accumulated at 4% annual interest.

Death Benefit Proceeds. If the conditions of the No-Lapse Premium provision are met, Lincoln Life shall pay Death Benefit Proceeds no less than the Specified Amount less Indebtedness. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider.

Termination. The No-Lapse Premium provision will terminate upon the earliest of the following to occur: (a) the younger Insured reaches or would have reached Age 80, or (b) at the beginning of the 41st Policy Year. Continuing to pay the No-Lapse Premium amount beyond the expiration of the No-Lapse Provision does not guarantee that the policy will not lapse. The No-Lapse Premium amount may not continue the policy in force until the earlier of (a) or (b) if there are changes in the Specified Amount.

(3)  Guaranteed Paid-Up Death Benefit

Lapse Protection The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the Guaranteed Paid-Up Death Benefit is greater than zero.

Death Benefit Proceeds. If the Guaranteed Paid-Up Death Benefit is greater than zero, Lincoln Life shall pay Death Benefit Proceeds no less than the Guaranteed Paid-Up Death Benefit. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider.

Guaranteed Paid-Up Death Benefit. On each Policy Anniversary, and immediately following any increase in Specified Amount, Loan Account value, or Partial Surrender (i.e. withdrawal), a Guaranteed Paid-Up Death Benefit will be determined. The initial Guaranteed Paid-Up Death Benefit is equal to zero.

On each anniversary, the Guaranteed Paid-Up Death Benefit is determined to be the greater of (1) and (2) where:

(1) is equal to: (A) + (B) - (C)

               where:

               (A) is the Net Accumulation Value divided by the Guaranteed Paid-Up Death Benefit Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

               (B) is the Loan Account divided by the Guaranteed Paid-Up Death Benefit Loan Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

               (C) is the Loan Account.

               However, if (A) + (B) is less than 70% of the Policy's Specified Amount, then (1) is equal to zero.

(2) is equal to: The previously determined Guaranteed Paid-Up Death Benefit.

Following any increase in Specified Amount, Loan Account value, or Partial Surrender (i.e. withdrawal), the Guaranteed Paid-Up Death Benefit is determined to be the greater of (1) and (2) where:

(1) is equal to: (A) + (B) - (C)

               where:

               (A) is the Net Accumulation Value divided by the Guaranteed Paid-Up Death Benefit Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

               (B) is the Loan Account divided by the Guaranteed Paid-Up Death Benefit Loan Factor as described in the Table of Guaranteed Paid-Up Factors attached to this rider.

               (C) is the Loan Account.

               However, if (A) + (B) is less than 70% of the Policy's Specified Amount, then (1) is equal to zero.

(2) is equal to: Zero.

                       Table of Guaranteed Paid-Up Factors

Paid-Up Factor Age. Paid-Up Factor Age is the Age of the Younger Insured at the Policy Date plus the number of Policy Years.

-------------------------------------------------------------------------------------------------------
                    Guaranteed      Guaranteed                              Guaranteed      Guaranteed
                     Paid-Up         Paid-Up                                 Paid-Up         Paid-Up
                      Death           Death                                   Death           Death
    Paid-Up          Benefit         Benefit                 Paid-Up         Benefit         Benefit
   Factor Age         Factor       Loan Factor              Factor Age        Factor       Loan Factor
-------------------------------------------------------------------------------------------------------
      0-20            0.221           0.221                     60            0.451           0.451
-------------------------------------------------------------------------------------------------------
       21             0.223           0.223                     61            0.463           0.463
-------------------------------------------------------------------------------------------------------
       22             0.226           0.226                     62            0.475           0.475
-------------------------------------------------------------------------------------------------------
       23             0.228           0.228                     63            0.488           0.488
-------------------------------------------------------------------------------------------------------
       24              0.23            0.23                     64            0.501           0.501
-------------------------------------------------------------------------------------------------------
       25             0.232           0.232                     65            0.515           0.515
-------------------------------------------------------------------------------------------------------
       26             0.235           0.235                     66             0.53            0.53
-------------------------------------------------------------------------------------------------------
       27             0.237           0.237                     67            0.544           0.544
-------------------------------------------------------------------------------------------------------
       28              0.24            0.24                     68            0.559           0.559
-------------------------------------------------------------------------------------------------------
       29             0.242           0.242                     69            0.573           0.573
-------------------------------------------------------------------------------------------------------
       30             0.245           0.245                     70            0.588           0.588
-------------------------------------------------------------------------------------------------------
       31             0.248           0.248                     71            0.602           0.602
-------------------------------------------------------------------------------------------------------
       32             0.252           0.252                     72            0.617           0.617
-------------------------------------------------------------------------------------------------------
       33             0.256           0.256                     73            0.632           0.632
-------------------------------------------------------------------------------------------------------
       34              0.26            0.26                     74            0.647           0.647
-------------------------------------------------------------------------------------------------------
       35             0.264           0.264                     75            0.661           0.661
-------------------------------------------------------------------------------------------------------
       36             0.268           0.268                     76            0.676           0.676
-------------------------------------------------------------------------------------------------------
       37             0.272           0.272                     77             0.69            0.69
-------------------------------------------------------------------------------------------------------
       38             0.276           0.276                     78            0.704           0.704
-------------------------------------------------------------------------------------------------------
       39              0.28            0.28                     79            0.718           0.718
-------------------------------------------------------------------------------------------------------
       40             0.284           0.284                     80            0.733           0.733
-------------------------------------------------------------------------------------------------------
       41              0.29            0.29                     81            0.747           0.747
-------------------------------------------------------------------------------------------------------
       42             0.296           0.296                     82            0.761           0.761
-------------------------------------------------------------------------------------------------------
       43             0.302           0.302                     83            0.775           0.775
-------------------------------------------------------------------------------------------------------
       44             0.308           0.308                     84            0.788           0.788
-------------------------------------------------------------------------------------------------------
       45             0.315           0.315                     85             0.8             0.8
-------------------------------------------------------------------------------------------------------
       46             0.322           0.322                     86            0.812           0.812
-------------------------------------------------------------------------------------------------------
       47             0.329           0.329                     87            0.823           0.823
-------------------------------------------------------------------------------------------------------
       48             0.336           0.336                     88            0.834           0.834
-------------------------------------------------------------------------------------------------------
       49             0.343           0.343                     89            0.845           0.845
-------------------------------------------------------------------------------------------------------
       50             0.351           0.351                     90            0.855           0.855
-------------------------------------------------------------------------------------------------------
       51             0.358           0.358                     91            0.866           0.866
-------------------------------------------------------------------------------------------------------
       52             0.366           0.366                     92            0.877           0.877
-------------------------------------------------------------------------------------------------------
       53             0.373           0.373                     93            0.888           0.888
-------------------------------------------------------------------------------------------------------
       54             0.381           0.381                     94             0.9             0.9
-------------------------------------------------------------------------------------------------------
       55             0.392           0.392                     95            0.914           0.914
-------------------------------------------------------------------------------------------------------
       56             0.403           0.403                     96            0.928           0.928
-------------------------------------------------------------------------------------------------------
       57             0.415           0.415                     97            0.942           0.942
-------------------------------------------------------------------------------------------------------
       58             0.426           0.426                     98            0.956           0.956
-------------------------------------------------------------------------------------------------------
       59             0.438           0.438                     99            0.976           0.976
-------------------------------------------------------------------------------------------------------

(4)  General Provisions

Grace Period. The "Grace Period" provision of the policy will begin when (i) the No-Lapse Value, less Indebtedness, is less than or equal to zero and (ii) the terms of the No-Lapse Premium provision are no longer met and (iii) when the Guaranteed Paid-Up Death Benefit is equal to zero and (iiii) when the terms of the "Grace Period" provision of the policy are met.

Allocation Requirement. This rider requires that Automatic Rebalancing, as described in the policy, be maintained as long as the rider is in force. Additionally, Lincoln Life reserves the right to restrict the allocation to any one of a group of specified Variable Sub-Accounts to a maximum of 40% of the Net Accumulation Value of the policy. If such a requirement is imposed, the Owner will be notified In Writing. Such notice will identify the impacted Variable Sub-Accounts and the action required to meet the Allocation Requirement.

Termination. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (i) the Insured reaches Age 100, (ii) surrender or other termination of the policy, (iii) discontinuation of Automatic Rebalancing, or (iiii) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (i) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy and the "Death Benefit Proceeds" provision of the rider will continue to apply. If this rider terminates, it cannot be reinstated.

The duration of the Lapse Protection provided by this rider may be reduced if:
(i) premiums or other deposits are not received on or before their due date;
(ii) any Indebtedness exists, or (iii) the Owner initiates any policy change that decreases the No-Lapse Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, changes in Death Benefit Option, and changes in the Fixed Account Allocation.

Policy Provisions. Except as provided above, this rider is subject to all the terms of the policy.

Effective Date. This rider becomes effective as of its Policy Date which is the Policy Date of the policy.

                                     The Lincoln National Life Insurance Company

                                                 [GRAPHIC APPEARS HERE]